Exhibit 99.2

For additional information contact:
Audra Bailey
Carrier Access
303.218.5525
abailey@carrieraccess.com

Carrier Access Announces Share Repurchase Program for up to 5 Million Shares

BOULDER, Colo.—April 11, 2005— Carrier Access Corporation (NASDAQ: CACS — News), a leading provider of broadband communications technologies, today announced that its board of directors has approved a share repurchase program for up to 5 million shares of its common stock.

Purchases may be made, from time to time, in the open market and will be funded from available working capital. The number of shares to be purchased and the timing of purchases will be based on the level of Carrier Access’s cash balances, general business and market conditions, and other factors, including alternative investment opportunities.

“The decision was made to repurchase our common stock in view of the prices at which the Company’s common stock has recently traded, which we believe do not reflect the long-term value of Carrier Access,” said Roger Koenig, president, CEO and chairman of Carrier Access. “This stock repurchase program underscores our belief in Carrier Access’s future. We believe the repurchase program will benefit our stockholders by contributing to Carrier Access’s return on equity.”

As of December 31, 2004 the company reported $109 million in cash, cash equivalents and marketable securities available for sale.

About Carrier Access Corporation

Carrier Access (NASDAQ: CACS — News) provides consolidated access technology designed to streamline the communication network operations of service providers, enterprises and government agencies. Carrier Access products enable customers to consolidate and upgrade access capacity, and implement converged IP services while lowering costs and accelerating service revenue. Carrier Access’ technologies help our customers do more with less. For more information, visit www.carrieraccess.com.

Forward-Looking Statement Caution

This press release contains forward-looking statements regarding the company’s intention to repurchase shares of its common stock under the stock repurchase program. Carrier Access’s intentions with regard to the stock repurchase program may be affected by a number of factors, which include the market price of the company’s stock, general business and market conditions, and management’s determination of alternative needs and uses of the company’s cash resources. Further risks are detailed from time to time in Carrier Access’s SEC reports, including its annual report on Form 10-K Report for the year ended December 31, 2004. Carrier Access assumes no duty to update any of the forward-looking statements in this release.